Exhibit 10.2

REALOGY HOLDINGS CORP.
DIRECTOR DEFERRED COMPENSATION PLAN

Effective as of
May 7, 2013

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ARTICLE I – INTRODUCTION
Realogy Holdings Corp. (the “Company”) has established the Realogy Holdings Corp. Director Deferred Compensation Plan (the “Plan”) to permit non-employee Directors to defer meeting fees, retainer fees and certain equity awards made under its compensation programs.

This document sets forth the terms of the Plan, specifying the group of non-employee Directors of the Company who are eligible to make deferrals, the procedures for electing to defer compensation and the Plan’s provisions for maintaining and paying out amounts that have been deferred.

ARTICLE II – DEFINITIONS
When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01	Account:
The account maintained for a Participant on the books of the Company to determine, from time to time, the Participant’s interest under this Plan. Each Participant’s Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 4.02. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.

2.02	Affiliate:
Affiliate means an entity, more than 50% of the total voting power is owned, directly or indirectly, by the Company.

2.03	Beneficiary:
The person or persons properly designated by a Participant, as determined by the Plan Administrator’s delegate, to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death. To be effective, any Beneficiary designation must be in writing, signed by the Participant, and filed with the Plan Administrator’s delegate prior to the Participant’s death. In the case of a Participant who has a spouse on the date of his or her death, a designation of a Beneficiary other than such spouse shall only be effective if such spouse has provided written consent to the designation that is witnessed by a notary public. In addition, the designation must meet such other standards as the Plan Administrator shall require from time to time. If no designation is validly in effect at the time of a Participant’s death or if all designated Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be his or her spouse. If the Participant has no spouse or if the Participant’s spouse has predeceased the Participant, then the Participant’s Beneficiary shall be his or her children (paid on a per stirpes basis). If the Participant has no children or if the Participant’s children have predeceased the Participant, then the Participant’s Beneficiary shall be his or her estate. A Beneficiary designation of an individual by name (or name and relationship) remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation solely by relationship (for example, a designation of “spouse,” that does not give the name of the spouse) shall designate whoever is the person in that relationship to the Participant at his or her death. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.

2.04	Board:
Board shall mean the board of directors by the Company.

2.05	Change in Ownership:
A change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Reg. 1.409A-3(i)(5).

2.06	Code:
The Internal Revenue Code of 1986, as amended from time to time.

2.07	Common Stock:
The common stock, $.01 par value, of the Company.

2.08	Company:
Realogy Holdings Corp., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

2.09	Deferral Subaccount:
A subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Fees and Equity Compensation respectively.

2.10	Director:
A Director shall mean a director on the Board who is not an Employee.

2.11	Disability:
A Participant shall be considered to suffer from a Disability if, in the judgment of the Plan Administrator’s delegate, the Participant:

(a)    Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)    Is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering maintained by the Company.

2.12	Distribution Date:
The Distribution Dates are March 31, June 30, September 30 and December 31. In accordance with procedures that may be adopted by the Plan Administrator, any current Distribution Date may be changed. Values are determined as of the close of a Distribution Date or, if such date is not a business day, as of the close of the immediately preceding business day.

2.13	Dividend Equivalent:
A Dividend Equivalent shall be provided to reflect the cash, Stock or other property dividends paid on actual shares of Common Stock. The amount and character of the Dividend Equivalent shall be determined by the Plan Administrator’s delegate, to the extent possible, based on the dividends the Participant’s Deferral Subaccount would receive if it held actual shares equal in number to the Restricted Stock Units existing in the Participant’s Deferral Subaccount on the record date of the actual dividend.

2.14	Election Form:
The form prescribed by the Plan Administrator’s delegate on which a Participant specifies the amount of his or her Fees and Equity Compensation to be deferred pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly contemplated that the Plan Administrator’s delegate may adopt such technologies, including voice response systems, emails, electronic forms and internet or intranet sites, as it deems appropriate from time to time.

2.15	Employee:
Any person who is a common-law employee of the Company or an affiliate.

2.16	Equity Compensation:
A Director's annual equity award, or an equity award made in connection with a Director's initial appointment, granted under the terms of the equity plan of the Company or an Affiliate, to the extent denominated in Restricted Stock Units.

2.17	ERISA:

Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.18	Fees:
Fees shall mean the cash meeting fees and retainer fees payable by the Company to the Director including, as applicable, any committee fees.

2.19	Matching Deferral:
A deferral as described in Section 4.06.

2.20	Participant:
Any Director who is qualified to participate in this Plan in accordance with Section 3.01 and who has an Account (including, as applicable, any former Director who has an Account at the time the Director terminated service). An active Participant is one who is currently deferring under Section 4.01.

2.21	Plan:
The Realogy Holdings Corp. Director Deferred Compensation Plan, as set forth herein and as it may be amended and restated from time to time.

2.22	Plan Administrator:
The Board or another committee of the Board. To the extent the Plan Administrator is a committee of the Board, the Plan Administrator shall consist solely of two or more directors of the Company, all of whom qualify as “non-employee directors” within the meaning of Rule 16b‑3, and an “independent director” under the rules of any securities exchange or automated quotation system on which the shares of common stock of Realogy Holdings Corp. are listed, quoted or traded, in each case, to the extent required under such provision. The number of members of the Plan Administrator shall from time to time be increased or decreased, and shall be subject to such conditions, in each case as the Board deems appropriate to permit transactions in securities (including derivative securities) of the Company pursuant to the Plan to satisfy such conditions of Rule 16b-3 as then in effect.

2.23	Plan Year:
The 12-consecutive month period beginning on January 1 and ending on December 31.

2.24	Restricted Stock Unit:
A bookkeeping entry representing the equivalent of one share of Common Stock that is payable in the form of Common Stock, cash, or any combination of the foregoing.

Restricted Stock Units shall be granted under the equity plan of the Company or an Affiliate and shall be subject to the terms thereof.

2.25	Section 409A:
Section 409A of the Code and the applicable regulations and other guidance of general applicability that is issued thereunder.

2.26	Start Date:
May 7, 2013].

2.27	Termination from Service:
Termination from Service means the date the participant ceases to be a Director on account of voluntary or involuntary separation from service, within the meaning of Section 409A.

2.28	Unforeseeable Emergency:
A severe financial hardship to the Participant resulting from:

(a)    An illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code section 152(a)) of the Participant;

(b)    Loss of the Participant’s property due to casualty; or

(c)    Any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The Plan Administrator’s delegate shall determine the occurrence of an Unforeseeable Emergency in accordance with Section 409A(a)(2)(B)(ii).

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.01	Eligibility to Participate.
Participation in the Plan is voluntary and is limited to Directors, who file an Election Form in accordance with Article IV. Each Director becomes an active Participant on the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Director to the delegate of the Plan Administrator in accordance with Section 4.01.

3.02	Termination of Eligibility to Defer.
A Participant’s eligibility to make future deferrals under Section 4.01 shall terminate upon the earlier of: (i) his or her Termination from Service, or (ii) the date the

Administrator informs the Director that he or she is no longer eligible to participate in the Plan. After termination of an individual’s eligibility to make future deferrals under the Plan, the individual shall be an inactive Participant in this Plan.

3.03	Termination of Participation.
An individual, who is a Participant (whether active or inactive) under the Plan, ceases to be a Participant on the date his or her Account is fully paid out.

ARTICLE IV - DEFERRAL OF COMPENSATION

4.01	Deferral Elections.
(a)    Each eligible Director may make an election to defer under the Plan any whole percentage of his or her Fees (up to 100 percent or such percentage as determined by the Plan Administrator), and Equity Compensation (up to 100 percent or such percentage as determined by the Plan Administrator) in the manner described herein

Notwithstanding the above, the Plan Administrator in its discretion may implement rules and procedures from time to time that allow Participants: (1) to elect to defer Fees and/or Equity Compensation in amounts other than whole percentages, such as in whole dollar amounts or whole shares of Company Common Stock, or (2) to specify a dollar maximum that would limit their percentage deferral elections of Fees and/or Equity Compensation.

(b)    Any percentage of Fees deferred by a Participant for a Plan Year will be deducted each quarter during the Plan Year with payment dates in accordance with the Participant’s election under the terms of the Plan subject to the minimum deferral period set forth in Section 4.03. In lieu of cash, a Participant may elect to receive deferred Fees in the form of Restricted Stock Units. Each Participant who has made such an election in accordance with Section 4.02(a) shall be credited with Restricted Stock Units in respect of the Fees so deferred on the date that the Fees would have been paid absent the deferral. The number of Restricted Stock Units so credited will be calculated by dividing the amount of the deferred Fees by the fair market of the Company's Common Stock on the date of grant (as defined in the equity plan under which the Restricted Stock Units are granted and rounded down to the nearest whole share) during the Plan Year for which he or she received Fees and is a Director of the Company.

(c)    Any percentage of Equity Compensation deferred by a Participant for a Plan Year will be granted in the form of Restricted Stock Units with payment dates in accordance with the Participant’s election under the terms of the Plan subject to the minimum deferral period set forth in Section 4.03.

(d)    To be effective, a Participant's Election Form must set forth the percentage of Fees and Equity Compensation to be deferred in accordance with subsection (a) above

(or amount in accordance with subsection (b)), the deferral period under Section 4.03, the form of payment under Section 4.04, the Participant’s Beneficiary designation, and any other information that may be required by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.02 below.

4.02	Time and Manner of Deferral Election.
(a)    Deferrals of Fees. Subject to the following sentence, a Participant must make a deferral election for a Plan Year with respect to Fees by December 31st of the year prior to the beginning of the Plan Year in which the services are performed for which the Fees are paid. An individual who newly becomes a Director (and who was not previously an eligible Director during prior Plan Years and was not eligible to participate in any plan of the Company that would be aggregated with the Plan under Reg. 1.409A-1(c)), will have 30 days from the date the individual becomes a Director to make an election with respect to compensation earned for quarters that begin after the election is received (if this 30-day period ends later than the deadline under the preceding sentence).

(b)    Deferrals of Equity Compensation. Subject to the following sentence below, a Participant must make a deferral election with respect to his or her Equity Compensation no later than the close of the Plan Year preceding the Plan Year in which the services are performed for which Equity Compensation is paid. An individual who newly becomes a Director during a Plan Year (and who was not previously an eligible Director during prior Plan Years and was not eligible to participate in any plan of the Company that would be aggregated with the Plan under Reg. 1.409A-1(c)) may make a deferral election with respect to his or her Equity Compensation that is payable for services performed in such Plan Year following the date on which the election is received so long as the deferral election: (i) is made within 30 days of the date the individual becomes an eligible Director, and (ii) is limited to the maximum portion of such Plan Year’s Equity Compensation as may deferred under Section 409A.

(c)    General Provisions. A separate deferral election must be made by a Director for each category of compensation that is eligible for deferral. If a Participant fails to file a properly completed and executed Election Form with the Plan Administrator’s delegate by the prescribed time, he or she will be deemed to have elected not to defer any Fees or Equity Compensation, as the case may be, for the applicable Plan Year. An election is irrevocable once received and determined by the delegate of the Plan Administrator to be properly completed. Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted once an election has become irrevocable. Notwithstanding the preceding provisions of this Section, to the extent necessary because of circumstances beyond the control of the Participant and in the interests of orderly Plan administration (or to avoid undue hardship to a Participant), the Plan Administrator may grant an extension of any election period or may permit the complete revocation of an election, but such extension or revocation shall not permit an election or revocation to be made after the latest time permissible under Section 409A.

(d)    Beneficiaries. To be considered complete, the first Election Form filed by a Participant shall designate the Beneficiary to receive payment, in the event of his or her death, of the amounts credited to his or her applicable Deferral Subaccounts. Any Beneficiary designation made on a subsequent Election Form or through a separate Beneficiary designation shall apply on an aggregate basis to all of a Participant’s Deferral Subaccounts. However, a Participant’s Beneficiary designation shall only be effective if it is signed by the Participant and filed with the Plan Administrator’s delegate prior to the Participant’s death, and if it meets such other standards as the Plan Administrator’s delegate shall require from time to time. A Beneficiary is paid in accordance with the terms of a Participant's Election Form, as interpreted by the Plan Administrator’s delegate in accordance with the terms of this Plan.

4.03	Initial Period of Deferral.
An eligible Director making a deferral election shall specify a deferral period on his or her Election Form by designating a specific payout date on which his or her deferral shall be distributed, subject to the provisions of Article VI. Such selected payout date shall not be less than one year from the date on which the amount would have been paid or prior to the date of vesting. In the event that the payout date selected in accordance with this section occurs prior to the first anniversary of the date on which the amount would have been paid (or, in the case of Equity Compensation, one year from the date of grant but in no event prior to the date of vesting), the Participant's Scheduled Payout Date (as defined in Section 6.02) shall be on such first anniversary or, if later, on the vesting date.

4.04	Initial Form of Payment.
An eligible Director making a deferral election may specify a form of payment on his or her Election Form by designating either a lump sum payment or installment payments for up to 10 years, subject to the provisions of Article VI. If an eligible Director fails to make a form of payment election on the Election Form, his or her form of payment shall be a lump sum payment.

4.05	Subsequent Revisions to Deferral Period or Form of Payment.
A Participant may make an election to revise the deferral period or form of payment (or both) that applies to a Deferral Subaccount in accordance with this section. An election made under this section must be made at least 12 months prior to the date of the first scheduled payment and the election shall not be effective for 12 months after it is made. If a Participant has specified a date as the end of his or her deferral period, an election under this section shall not be effective unless it is made at least 12 months prior to the date the first scheduled payment would be made in connection with such specified date. If an election is made under this section, the first payment pursuant to such election must be deferred at least 5 years from the date such payment would otherwise have been made. So long as a Participant qualifies under this section to change his or her period of deferral and/or form of payment, there is no limit on the number of elections that may be made under this section. Any form of payment elected under this section must be authorized and available to the Participant under the terms of Section 4.04. This section shall not apply to a Beneficiary.

ARTICLE V - INTERESTS OF PARTICIPANTS

5.01	Vesting of a Participant’s Account.
Other than in respect of Equity Compensation, which shall vest in accordance with the same schedule as a Participant’s Equity Compensation would have vested absent the deferral, a Participant’s interest in the value of his or her Account (including, without limitation, Fees deferred into Restricted Stock Units) shall at all times be 100 percent vested, which means that it will not forfeit as a result of his or her Termination from Service. However, a Participant’s right to be paid by the Company remains subject to the claims of the general creditors of the Company.

5.02	Investment of Participants’ Accounts.
A Participant’s Account if not deferred into Restricted Stock Units, shall be deemed to have been invested in one or more of the funds as set forth on the Participant's Election Form and as such Participant shall have most recently elected on the participant's Election Form. The Participant's account shall be credited with the investment performance of the respective funds in which the Account is invested.

ARTICLE VI - DISTRIBUTIONS

6.01	General.
A Participant's Account shall be distributed as provided in this Article. In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A.

6.02	Distribution Pursuant to Deferral Election.
Subject to the provisions in this Article VI, with respect to a specific deferral, distribution of such deferral to a Participant shall commence as soon as practicable after the first Distribution Date following the occurrence of the Participant’s “Scheduled Payout Date” (but in no event later than the later of December 31st of the year that includes the Scheduled Payout Date and 2 ½ months following the Scheduled Payment Date). A Participant’s “Scheduled Payout Date” shall be the specific payout date elected by the Participant in his or her deferral election in accordance with Section 4.03.

6.03	Acceleration of Payments.

Pursuant to the rules and provisions of this Section 6.03, payment of one or more specific deferrals may be made earlier than specified in Section 6.02.

(a)    Termination from Service. In the event the participant incurs a Termination from Service, such Participant’s Account shall be distributed as soon as practicable after the first Distribution Date following the first (1st) anniversary of the Participant's Termination from Service in accordance with the form of payment elected by the Participant in accordance with Section 4.04.

(b)    Disability Payments. If the Plan Administrator determines that a Participant is suffering from a Disability, the Participant’s Account shall be distributed in a lump sum as soon as practicable after the first Distribution Date following such determination.

(c)    Change in Ownership Payments. If a Change in Ownership occurs, each Participant’s Account shall be distributed as soon as practicable after the first Distribution Date following such Change in Ownership in accordance with such Participant's Election Form, provided, however, the Company reserves the right to distribute all of the Participant's Deferral Subaccounts to the Participant as a single lump sum, to the extent permitted by Reg. 1.409A-3(j)(4)(ix)(A).

(d)    Unforeseeable Emergency. If a Participant believes an Unforeseeable Emergency has occurred, the Participant or Beneficiary may file a written request with the Plan Administrator for accelerated payment of all or a portion of the amount credited to his or her Account. After a Participant has filed a written request pursuant to this subsection, along with all supporting material, the Plan Administrator’s delegate shall determine within 60 days (or such other number of days if special circumstances warrant additional time) whether the Participant meets the criteria for an Unforeseeable Emergency. If the Plan Administrator’s delegate determines that an Unforeseeable Emergency has occurred, the Participant or Beneficiary shall receive a distribution from his or her Account as soon as administratively practicable. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(e)    Cashouts of Small Amounts. Subject to the remaining sentences of this subsection, if (1) a Participant has a Separation from Service, and (2) the total value of all of the Participant’s Deferral Subaccounts, as of the first Distribution Date next following the Separation from Service, is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code, the Company reserves the right to distribute all of the Participant’s Deferral Subaccounts to the Participant as a single lump sum as soon as practicable after the first Distribution Date that follows the Participant’s Separation from Service. To the extent required under Section 409A, a Deferral Subaccount shall not be distributed under this subsection before the end of the minimum period of additional deferral that is applicable to the Deferral Subaccount under Section 4.05. If the preceding sentence delays payout of a distribution, payout shall be made as soon as practicable after the minimum period of deferral. By no later than the date payment is made, the Company must specify in writing that it is exercising its discretion to make the payment in form of a single lump sum payment under this subsection 4.06.

(f)    Death. Upon a Participant’s death, the Participant's Account shall be distributed in a lump sum to his or her Beneficiary as soon as practicable after the first Distribution Date to occur after the Plan Administrator’s delegate receives notification of the Participant’s death.

6.04	Valuation.
In determining the value of a Participant’s remaining Deferral Subaccount following an installment distribution, such installment distribution (determined without application of the last sentence of this section) shall reduce the value of the Participant’s Deferral Subaccount as of the close of the Distribution Date preceding the payment date for such installment. The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s Deferral Subaccount as of such preceding Distribution Date by the remaining number of installments to be paid with respect to such Deferral Subaccount.

ARTICLE VII - PLAN ADMINISTRATION

7.01	Plan Administrator.
The Plan Administrator is responsible for the administration of the Plan.

7.02	Action.
Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s legal department determines are legally permissible.

7.03	Powers of the Plan Administrator.
The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a)    To exercise its discretionary authority to construe, interpret, and administer this Plan;

(b)    To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;

(c)    To compute and certify to the Company the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d)    To authorize all disbursements by the Company pursuant to this Plan;

(e)    To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f)    To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g)    To authorize its delegates to delegate to other individuals or entities from time to time the performance of any of its delegates’ duties or responsibilities hereunder;

(i)    To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(j)    Notwithstanding any other provision of this Plan, the Plan Administrator may take any action it deems appropriate in furtherance of any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include, but are not limited to, altering the effective date of allocations or distributions of Accounts or Deferral Subaccounts.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

7.04	Compensation, Indemnity and Liability.

The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Company. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Company. No member of the Plan Administrator, and no individual acting as the delegate of the Plan Administrator, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Company will indemnify and hold harmless each member of the Plan Administrator and any employee of the Company (or an affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Plan Administrator against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her membership on the Administrator (or his or her serving as the delegate of the Plan Administrator), excepting only expenses and liabilities arising out of his or her own willful misconduct.

7.05	Taxes.
The Participant is responsible for paying all federal, state, and local income or business taxes, including estimated taxes, self-employment and any other taxes, fees, additions to tax, interest or penalties which may be assessed, imposed, or incurred as a result of distributions or payments made to the Participant pursuant to the Plan.

7.06	Compliance with Section 409A.
The intent of the Company is that payments and benefits under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

ARTICLE VIII - AMENDMENT AND TERMINATION

8.01	Amendments.
The Plan Administrator has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions, provided that such amendments do not cause the Plan to fail to comply with Section 409A and further provided, that the officers of the Company shall have the authority to modify or amend the Plan to make ministerial changes that do not have an adverse financial impact to the Company with respect to the Plan. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Plan Administrator. All Participants and Beneficiaries shall be bound by such amendment.

8.02	Termination of Plan.
The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Plan Administrator, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State), provided that such termination is done in compliance with Section 409A. Termination of the Plan will be binding on all Participants and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Accounts will be distributed.

ARTICLE IX - MISCELLANEOUS

9.01	Limitation on Participant’s Rights.
Participation in this Plan does not give any Participant the right to continue to serve as a Director (or any right or interest in this Plan or any assets of the Company other than as herein provided). In the event of a Participant's Termination from Service, the Participant shall not have any claim against the Company under this Plan, except for a claim for payment of deferrals as provided herein.

9.02	Unfunded Obligation.
The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Company. Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any Company asset. This Plan creates only a contractual obligation on the part of the Company, and the Participant has the status of a general unsecured creditor of the Company with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Company. However, nothing herein shall prevent the Company from establishing one or more grantor trusts that meet the requirements of IRS Revenue Procedure 92-64 from which benefits due under this Plan may be paid.

9.03	Other Plans.
This Plan shall not affect the right of any Participant to participate in and receive benefits under and in accordance with the provisions of any other benefit plans which are now or hereafter maintained by the Company, unless the terms of such other benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

9.04	Receipt or Release.
Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company. The Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect (provided that, to the extent the Company, or the Plan Administrator require a Participant to execute a release, the release requirement shall be structured in a manner that complies with Section 409A).

9.05	Governing Law.
This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Delaware (other than its laws relating to choice of law). If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.06	Gender, Tense and Examples.
In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

9.07	Successors and Assigns; Nonalienation of Benefits.
This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.